EXHIBIT 10.1

ASSET PURCHASE AGREEMENT WITH REAL ESTATE

This Asset Purchase Agreement with Real Estate (“Agreement”) is made as of the 30th day of August, 2022 (“Effective Date”), by and between Greenleaf Growers, Inc. a Michigan corporation, of 2960 Madison Avenue SE, Grand Rapids, MI 49548 (“Company”); NJD Investments, LLC, a Michigan limited liability, of 2960 Madison Avenue SE, Grand Rapids, MI 49548 and Soleri, LLC, a Michigan limited liability, of 2960 Madison Avenue SE, Grand Rapids, MI 49548 (collectively, “Real Estate Owners”); Nicholas DeHaan, of 2421 Wrenwood Street SW, Wyoming, MI 49519 ("Owner"; Company, Real Estate Owners and Owner are, collectively, “Seller”), and 2900 Madison Ave Holdings, LLC, a Michigan limited liability company, of 55 Campau Ave. NW, Suite 300, Grand Rapids, Michigan 49503 (“Buyer”).

BACKGROUND

Nicholas is the sole shareholder of the Company. The Company operates an agriculture, bedding plants and hanging baskets business (the “Business”) from a facility located at 2900 Madison Ave. SE, Grand Rapids, Michigan, which is included in the real property described herein (see Schedule 1.2, the "Real Property"). This Agreement contemplates a transaction in which Buyer will purchase the Real Property and substantially all of the assets used or held for use by the Company relating to the Business.

AGREEMENT

The parties, intending to be legally bound, agree as follows.

ARTICLE I

PURCHASE AND SALE OF ASSETS AND REAL PROPERTY

1.1 Purchase and Sale of Assets. Buyer agrees to purchase from the Company and the Company agrees to sell, transfer, assign, convey to Buyer all of the Company’s right, title and interest in and to all of the assets owned or used by the Company in the conduct of the Business (collectively, the “Purchased Assets”), free and clear of any security interest, pledge, mortgage, lien, charge, restriction, or other encumbrance, including without limitation any lien for taxes due but unpaid (collectively “Lien”). Without limiting the generality of the foregoing, the Purchased Assets shall include all of the Company’s right, title and interest in and to the following:

(a) all vehicles, fixtures, fixed assets, and equipment used in connection with the Business, including without limitation those items listed on the attached Schedule 1.1(a);

(b) all of the following, including all goodwill associated therewith, in any jurisdiction throughout the world used in connection with the Business: (i) all trademarks, service marks, trade dress, logos, slogans, trade names, including without limitation the name “Greenleaf Growers” and all derivations thereof, and all applications, registrations, and renewals in connection therewith, (ii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iii) all trade secrets and confidential business information; (iv) all websites, domain names, online blog ownership, telephone numbers, Post Office Box address, social media content and domains, user names and passwords for all customer accounts and systems, and online written content; and (v) accounting software and data contained therein (collectively, “Intellectual Property Assets”);

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(c) all software, electronic systems and databases and all information contained therein relating to the Company;

(d) all raw material inventory, finished goods inventory, spare parts, supplies, and other inventory of Company (“Inventory”);

(e) all documents that are used in, held for use in or intended to be used in, or that arise primarily out of, the Business, including documents relating to products, services, marketing, advertising, promotional materials, Intellectual Property Assets, and all files, customer files and documents (including credit information), customer lists, supplier lists, pricing information, records, literature and correspondence;

(f) all licenses, permits and registrations used by the Company in the Business, all of which are listed on the attached Schedule 1.1(f);

(g) all rights of the Company under or pursuant to all warranties, representations and guarantees made by suppliers and contractors to the extent relating to products sold, or services provided, to the Company or to the extent affecting any Purchased Assets and/or the Business;

(h) the Company’s rights in and to any and all Contracts identified on the attached Schedule 1.1(h) (“Assumed Contracts”); and

(i) all goodwill and other intangible assets associated with the Business, including intangibles and the goodwill associated with the Purchased Assets.

1.2 Purchase and Sale of Real Property. Buyer agrees to purchase from Real Estate Owners and Real Estate Owners agree to sell to Buyer on the terms and subject to the conditions set forth in this Agreement, the Real Property, which is more particularly described on Schedule 1.2 attached hereto, and which includes Real Estate Owner's interest in all improvements, fixtures, easements, hereditaments, and appurtenances associated with the Real Property.

1.3 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include Seller’s cash or cash equivalents, accounts receivable, or those items listed in Schedule 1.3.

1.4 No Assumption of Liabilities. Other than the obligations arising after the Closing under the Assumed Contracts (the “Assumed Liabilities”), Buyer shall not assume, and in no event shall be deemed to have assumed, any debt, claim, contract, obligation or other liability of Seller, whether asserted or not, including without limitation any product liability or product warranty claims, tax liabilities of Seller relating to the Purchased Assets or the Real Property or otherwise incurred by Seller prior to the Closing Date, or any obligations or liabilities of Seller owing to its shareholders, members or affiliates.

1.5 Purchase Price. The purchase price for the Real Property and the Purchased Assets shall be Two Million Eight Hundred Eighty-Six Thousand and 00/100 Dollars ($2,886,000.00) (the “Purchase Price”). The Purchase Price shall be paid by Buyer as follows:

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(a) One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00) to Seller in cash at Closing, by wire transfer or other immediately available funds (the “Cash Payment”).

(b) One Million One Hundred Thirty-Six Thousand and 00/100 Dollars ($1,136,000) in the form of one or more promissory notes in the form attached hereto as Exhibit A (the “Promissory Notes”). The Promissory Notes will be secured by a mortgage on the Real Property and a lien on the assets of the Buyer. The Promissory Notes will be guaranteed pursuant to the Guaranty referenced in Section 2.3(j).

1.6 Allocation of the Purchase Price. The allocation of the Purchase Price among the Purchased Assets and Real Property for all purposes, including financial accounting and tax purposes, as well as the allocation of the Cash Payment and Promissory Note portion of the Purchase Price, shall be as set forth on the attached Schedule 1.6. The parties agree to prepare all tax reporting, including IRS Form 8594, consistent with this allocation.

ARTICLE II

CLOSING AND CLOSING DATE

2.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place in escrow at the offices of the Title Company or such other location mutually agreed upon by the parties, or remotely by the exchange of electronic signatures, on a date to be mutually determined by Buyer and Seller (the “Closing Date”) that is on or before August 31, 2022; provided, however, Buyer may elect to extend the Closing Date for a period of fifteen (15) days thereafter by written notice to Seller.

2.2 Closing Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following, executed by the proper parties:

(a) a Covenant Deed for the Real Property, in the form attached hereto as Exhibit B;

(b) a fully executed Assignment and Bill of Sale, the form of which is attached hereto as Exhibit C;

(c) a fully executed Assignment and Assumption Agreement, the form of which is attached hereto as Exhibit D;

(d) a fully executed Non-Compete Agreement, the form of which is attached hereto as Exhibit E;

(e) a fully executed Consulting Agreement, the form of which is attached hereto as Exhibit F;

(f) a fully executed Escrow Agreement (if applicable);

(g) certificates of title, free and clear of any and all liens and security interests, and duly endorsed to Buyer, for all titled vehicles included in the Purchased Assets;

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(h) a closing statement setting forth the Purchase Price and closing adjustments (“Closing Statement”);

(i) a certificate of non-foreign status in the form prescribed by the Title Company;

(j) a certificate of the secretaries of the Company and Real Estate Owners, respectively, in form and substance reasonably satisfactory to Buyer, certifying as to (i) the articles of incorporation of Company and articles of organization of Real Estate Owners, (ii) the Bylaws of the Company and Operating Agreements of Real Estate Owners, (iii) the resolutions of the shareholders and directors of the Company approving and authorizing this Agreement and the transactions contemplated by this Agreement and the resolutions of the members and managers authorizing and approving this Agreement for Real Estate Owners, and (iv) a good standing certificate of the Company and Real Estate Owners issued by the State of Michigan; and

(k) any other documents and instruments required by this Agreement or reasonably requested by Buyer or the Title Company to effect or evidence the transactions contemplated by this Agreement.

2.3 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to the appropriate Seller the following, executed by the proper parties:

(a) the Purchase Price, Promissory Notes, mortgage, security agreement and guaranty;

(b) the fully executed Assignment and Bill of Sale;

(c) the fully executed Assignment and Assumption Agreement;

(d) the Non-Compete Agreement;

(e) the fully executed Consulting Agreement;

(f) a fully executed Escrow Agreement (if applicable);

(g) a Closing Statement;

(h) a Residential Real Estate Lease between Buyer, as landlord, and the current residents of the dwelling, as tenant, in the form of Exhibit G1, with respect to the real property commonly known as 2976 Madison Ave. SE, Grand Rapids, Michigan, Being Tax Parcel No. 41-18-18-201-026. Such Residential Real Estate Lease shall include a rent-free period from the Closing Date through August 31, 2023 (the “Parcel 43 Lease”);

(i) a Residential Real Estate Lease between Buyer, as landlord, and the current residents of the dwelling, as tenant, in the form of Exhibit G2, with respect to the real property commonly known as 2896 Madison Ave. SE, Grand Rapids, Michigan, being Tax Parcel No. 41-18-18-201-043 (which lease includes the adjacent storage building). Such Residential Real Estate Lease shall include a rent-free period for three (3) years following the Closing Date (the “Parcel 26 Lease”);

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(j) Buyer shall cause Edible Garden AG Incorporated, a Delaware corporation, to deliver the Guaranty to Seller in the form of Exhibit H; and

(k) any other documents and instruments required by this Agreement or reasonably requested by Seller or Title Company to effect or evidence the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

For the purposes of this Agreement, the phrase “to the Seller’s knowledge” means such knowledge as the Company, Real Estate Owners, and their officers, directors, shareholders, members, and managers, including without limitation the Owners, actually have. The Company, Real Estate Owners, and Owners jointly and severally represent and warrant to Buyer, both as of the Effective Date and as of the Closing Date, as follows:

3.1 Organization of Seller. The Company is a Michigan corporation, duly organized, validly existing, and in good standing under the laws of the State of Michigan and has full power to carry on its business as now being conducted. Each Real Estate Owner is a Michigan limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Michigan and has full power to carry on its business as now being conducted.

3.2 Authorization. Seller has full power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by Seller in connection with the consummation of the transactions contemplated hereby and to perform its obligations under it. The execution, delivery, and performance by Seller of this Agreement, and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite actions on the part of Seller. This Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

3.3 Non-contravention. To Sellers' knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the articles of incorporation, articles of organization, bylaws, or operating agreement of Seller or (ii) except as disclosed in Schedule 3.3, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of a Seller’s assets are subject. Except as disclosed in Schedule 3.3, Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, or any other third party, in order to consummate the transactions contemplated by this Agreement.

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3.4 Tax Matters.

(a) “Taxes” shall mean all taxes, charges, fees, levies, or other assessments (whether U.S. federal, state, local, or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, single business, gross receipts, profits, premium, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, excise, windfall profits, license, occupation, or real or personal property taxes, together with any interest, penalties, or additions to tax resulting from, attributable to, or incurred in connection with any such taxes or any contest or dispute thereof.

(b) The Seller has (i) filed all federal, state, county, and local income, business, excise, withholding, property, sales, use, franchise, unemployment compensation, and other tax returns and related information which are required to be filed by it as of the date hereof and as of the Closing Date, (ii) prepared and filed all such tax returns in accordance with applicable law, and (iii) paid in full all taxes, interest, penalties, assessments, or deficiencies thereon which have become due pursuant to such returns or pursuant to any assessment which has become due or payable. Such returns are true, correct, accurate, and complete. None of the Purchased Assets or Real Property are or at the Closing Date will be encumbered by any Liens arising out of any unpaid Taxes (except for Taxes that are not yet due and payable) and, to Seller’s knowledge, there are no grounds for the assertion or assessment of any Liens against any of the Purchased Assets or Real Property in respect of any Taxes (other than Liens for Taxes, if payment thereof is not yet due).

(c) The Company will have sufficient cash and other assets available for payment of all Taxes of Seller in connection with the Business.

(d) All Taxes that Company has been required to collect or withhold for in connection with the Business, including, but not limited to, any employee, independent contractor, creditor, stockholder, or other party, have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. Seller has not received any reports or other written assertions by agents of any taxing authority of any deficiencies or other Liabilities for Taxes in connection with the Business with respect to taxable periods for which the limitations period has not run. Seller has not waived any statute of limitations in respect of Taxes in connection with the Business or agreed to any extension of time with respect to a Tax assessment or deficiency in connection with the Business.

3.5 Inventory. To Sellers' knowledge, and except as otherwise disclosed to Buyer, all of the Inventory of the Business consists of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business. The quantities of each item of Inventory are consistent with the past practices of the Company, except for soil inventory (see Schedule 1.3). The Company has not sold inventory to customers, distributors, sales agents, resellers, or similar Persons in excess of such Person’s reasonable anticipated needs in the ordinary course of business, including through volume discounts, rebates or similar incentives, or credit terms not reasonably consistent with prior practices with respect to such customer, distributor, sales agent, reseller, or similar Person.

3.6 Litigation. No Seller has been served with any claim, action, suit, proceeding, or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Seller, the Business, the Purchased Assets, the Real Property, or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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3.7 Broker’s Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

3.8 Title to and Condition and Sufficiency of the Purchased Assets and Real Property. Seller has, and at the Closing, Buyer will receive good and marketable title to, all of the tangible Purchased Assets and Real Property free and clear of all Liens, except as disclosed to Buyer by Seller, in the Buyer's survey, or in the title commitment for the Real Property, and except for encumbrances set forth in Schedule 3.8 which encumbrances will be removed at Closing. As to the Intangible Assets, Seller warrants that to its knowledge it has the sole and exclusive right, title and interest in and to all of its names, common law trademarks and servicemarks, copyrights, customer lists, supplier lists, and other intangible property. Seller has not been charged with any claim of, or been served with a legal action or proceeding alleging its infringement of any proprietary rights, names or marks of any other person or entity and Seller has no knowledge, or any reasonable grounds to know, of any such infringement. To Seller’s knowledge, it holds valid licenses for the computer programs used by the Business, but does not warrant the transferability of said licenses.

To Seller's knowledge, and except as set forth in Schedule 3.8A, the Purchased Assets and the improvements and fixtures located on the Real Property are in good condition and working order and free from material defects, and no material repairs to or replacements of the Purchased Assets, improvements, or fixtures are needed. The Purchased Assets constitute all the personal property and assets, tangible and intangible (including, without limitation, contract rights), that are used or are necessary for the conduct of, the Business in accordance with present practices (except the Excluded Assets).

3.9 Permits and Licenses. To Seller's knowledge, Seller has all necessary permits, certificates, licenses, approvals, consents, and other authorizations required to carry on and conduct the Business and to own, lease, use, and operate the Purchased Assets and Real Property at the places in the manner in which the Business is conducted, all of which to the extent transferable shall be transferred or assigned to Buyer at the Closing, provided that transfer fees, renewal fees and related licensing fees shall be at the Buyer's expense.

3.10 Customers and Supplier. Schedule 3.10(a) lists the ten (10) largest customers of the Business for each of the three (3) most recent fiscal years and sets forth opposite the name of each such customer the dollar amount and percentage of net sales of the Business attributable to such customer. Schedule 3.10(b) lists the ten (10) largest suppliers to the Business (based upon dollar amount of purchases by Seller) and sets forth opposite the name of each such supplier the dollar amount of purchases attributable to such supplier. No customer or supplier of the Seller (i) has canceled, or threatened in writing to cancel, or otherwise modify its relationship with Seller or, after Closing, with Buyer, (ii) to Seller’s knowledge, intends to cancel or otherwise modify its relationship with Seller or, after Closing, with Buyer. All sales to customers and purchases from suppliers have been made on an arm’s length basis.

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3.11 Contracts. Schedule 3.11 includes an accurate and complete list of all material contracts to which Seller is a party (“Contracts”), whether written or oral, and identifies each Contract by the parties thereto and the date, subject matter and term thereof. Each Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. To Seller's knowledge, neither Seller or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Contract. To Seller's knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Contract, or result in a termination thereof, or would cause or permit the acceleration or other changes of any right or obligation, or the loss of benefit thereunder. Complete and correct copies of each contract to which the Seller is a party, including Contracts, have been made available to Buyer. To Seller's knowledge, there are no disputes pending or threatened under any Contract. Except as set forth on Schedule 3.11, all Contracts are assignable to Buyer without the consent of any other Person.

3.12 Intellectual Property. To the Seller's knowledge the Company is the sole and exclusive owner of, or appropriate licensee of, all right, title, and interest in and to all of the Intellectual Property Assets, free and clear of all Liens. Seller has not been charged with any claim of, or been served with a legal action or proceeding alleging its infringement of any Intellectual Property Assets of any other person or entity and Seller has no knowledge, or any reasonable grounds to know, of any such infringement. To Seller’s knowledge, the Company holds valid licenses for the computer programs used by the Business, but does not warrant the transferability of said licenses.

3.13 Financial Statements. Attached as Schedule 3.13 are true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the balance sheets and related statements of income and cash flows of the Company for the fiscal years ended December 31, 2020, and December 31, 2021, and (b) the internally prepared balance sheet and related statements for each full calendar month in 2022 through June. All Financial Statements are in accordance with the books and records of the Company, and such books and records of the Company are materially true, complete, and accurate in all respects. Each of the balance sheets included in the Financial Statements fairly presents, in all material respects, the financial position of the Company as of its date, and each of the related statements of income and cash flows included within the Financial Statements fairly presents, in all material respects, the results of operations and cash flows of the Company as of its date.

3.14 No Undisclosed Liabilities. To Seller's knowledge, and except as otherwise disclosed in the Financial Statements or pending orders and payables incurred in the ordinary course of the Business, the Company does not have any debts, liabilities, or obligations of any kind or character whatsoever, whether accrued, absolute, contingent, matured, not matured, known, unknown, or otherwise, and whether or not of a character as would be required to be reflected in the Financial Statements.

3.15 No Adverse Changes. Since September 30, 2021, and except for the death of John DeHaan, there has not been any occurrence, condition, or development uniquely applicable to the Seller (as opposed to the industry or economy in general) that has adversely affected, or is likely to adversely affect, the Company, or its prospects, condition (financial or otherwise), operations, assets, or the Business.

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3.16 Employees. Schedule 3.16 contains a complete and accurate list of all Company employees, together with each such employee’s date of hire, title or position, accrued vacation and/or paid time off, current salary or wages, the date and amount of last pay change, accrued but unpaid bonuses that the Company owes any employee, current benefits, and a description of any restrictive covenants to which such employee is bound. Real Estate Owners do not have, and have never had, any employees. There is not now, nor has there been at any time during the past five (5) years, any strike, lockout, grievance, other labor dispute, or trouble of any nature pending or threatened against the Company or that in any manner affects the Company. To Seller's knowledge, the Company is and has been in compliance with all rules regulating employee wages and hours. On the Closing Date, the Company shall have paid all its accrued obligations relating to employees (whether arising by operation of law, by contract, or by past service) or payments to trusts or other funds, to any governmental agency, or to any individual employee (or his or her legal representatives) with respect to unemployment compensation benefits, or Social Security benefits. To Seller's knowledge, the Company has complied with all requirements of the U.S. Immigration and Nationality Act, as amended, including without limitation all employment verification and antidiscrimination provisions applicable to current and former employees of the Company. All of the Company’s employees are employees-at-will, may, subject to applicable law, be terminated at any time in accordance with the written policies of the Company for any lawful reason or for no reason.

3.17 Employee Benefit Plans.

(a) Schedule 3.17 lists all compensation and benefit plans, contracts, and arrangements maintained, sponsored, or participated in by the Company in connection with the Business, and in effect as of the date hereof including, without limitation, all pension (including all such employee pension benefit plans as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), profit-sharing, savings and thrift, fringe benefit, bonus, incentive or deferred compensation, severance pay, medical and life insurance plans, and employee welfare benefit plans as defined in Section 3(1) of ERISA that are sponsored by the Company and in which any employees of the Company in connection with the Business participate (collectively, “Employee Benefit Plans”).

(b) Company has no Employee Benefit Plans sponsored by the Company that are “employee pension benefit plans” as defined in Section 3(2) of ERISA

(c) Neither the Company nor any of its Affiliates is or has ever been required to contribute to any “multiemployer plan,” as such term is defined in Section 4001(a)(3) of ERISA, in which employees of the Company in connection with the Business participate.

(d) No Employee Benefit Plan provides, and neither the Company nor Owners have promised to provide, medical, surgical, hospitalization, death, or similar benefits (whether or not insured) for employees for periods extending beyond their termination of service (including retirement), including without limitation any payment of an employee or former employee’s portion of COBRA continuation coverage premiums, other than (i) coverage mandated by applicable law, or (ii) death benefits under any Employee Benefit Plan.

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3.18 Compliance with Laws. To Seller's knowledge, the Seller at all times has been, and are and at Closing will be, in full compliance with all federal, state, and local laws, rules, regulations, codes, and ordinances applicable to the conduct or operation of the Business, the Purchased Assets, and/or the Real Property, and Seller has not received, and to Seller's knowledge there is no basis for, any notice or other communication from any governmental authority or any other person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any applicable law, rule, regulation, code, or ordinance.

3.19 Insurance. Schedule 3.19 contains a summary of Seller’s loss-run reports for the last three (3) years, together with a list of each insurance policy (including any “key man” policies, insuring the life of a person other than the Owner, and any policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured, or otherwise the beneficiary of coverage in connection with the Business or any Purchased Assets, and for each such policy, lists the amount of such coverage and whether the policy is a claims made or occurrence policy. Except as set forth on Schedule 3.19, there are no outstanding claims by Seller under any such insurance policies, there have been no claims by Seller under any such insurance policies in the last three (3) years, and there have been no historical gaps in coverage. Seller has not, with respect to the Business or the Purchased Assets, been refused any insurance nor has Seller’s coverage been canceled or limited by any insurance carrier to which it has applied for any insurance or with which it has carried insurance during the last three (3) years. Seller has, with respect to the Business and the Purchased Assets, complied with any and all requirements of each insurer of each insurance policy, timely and duly given all notices required to have been given to any insurance company, and no insurance company has asserted in writing that any claim by Seller is not covered by the applicable policy relating to such claim.

3.20 Product Liability and Warranty. To Seller's knowledge, Seller does not have any liability (and to Seller’s knowledge, there is no basis for any Action against Seller giving rise to any liability) arising out of any injury to individuals or damage to property as a result of the ownership, possession, or use of any product sold, leased, assembled, repaired, restored, manufactured, or delivered by Company in connection with the Business. No service offered, or product manufactured, assembled, repaired, restored, sold, leased, or delivered by Company in connection with the Business is subject to any guaranty, warranty, or other indemnity of the Company

3.21 Real Property.

(a) Real Property Owners have good and marketable fee simple title to the Real Property, free and clear of all encumbrances except as set forth in the Title Commitment, encroachments by one parcel of Real Property on another parcel of Real Property, the Permitted Exceptions (see Section 6.2(a)) or otherwise disclosed to Buyer;

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(b) To Seller's knowledge, there are no claims, litigation, proceedings, inquiries, investigations, or disputes pending or threatened against or relating to the Real Property or Real Property Owners, and Real Property Owners do not know or have reason to know of any ground for any such litigation or proceeding;

(c) Except for the Leases listed on the attached Schedule 3.21(c) (“Leases”), which Leases shall be terminated by Seller on or before Closing, there are no leases or other occupancy agreements affecting any portion of the Real Property, and at Closing there will be no parties in possession of any portion of the Real Property or parties with any rights of possession to any portion of the Real Property except as referenced in Section 2.3;

(d) There are no maintenance or other contracts affecting the Real Property that cannot be terminated by the Real Property Owners at or before Closing;

(e) To Seller's knowledge, the Real Property is in full compliance with all federal, state, and local laws, statutes, ordinances, rules, regulations, and codes, including without limitation applicable zoning ordinances, and with all restrictions, covenants, easements, agreements, and other documents listed as exceptions in the Title Commitment, except encroachments by one parcel of Real Property on another parcel of Real Property, or otherwise disclosed to Buyer;

(f) There are no undisclosed obligations or agreements of Real Property Owners affecting the Real Property and to Seller's knowledge there are no actions, suits or proceedings pending or threatened against or relating to Real Property Owners or all or any portion of the Real Property in any court or before any federal, state, county or municipal department, commission, board, agency or other governmental instrumentality which, if successful, would prevent Real Property Owners from completing the sale of the Real Property or prevent Buyer from using the Real Property for operating the Business consistent with past practices. Real Property Owners have not received notice of non-compliance with any applicable laws, ordinances, regulations, statutes, rules, covenants and restrictions pertaining to the Real Property.

3.22 Environmental Matters.

(a) The following terms used in this Section 3.23 have the meanings set forth below:

(i) “Environmental Law(s)” shall mean any federal, state, county, municipal and local, foreign and other statutes, laws, rules, regulations, and ordinances or rule of common law that relate to or deal with protection of human health, safety, or the environment (including the Occupational Safety and Health Act, 29 USC 651 et seq.), or that govern (A) the existence, cleanup and/or remediation of Hazardous Substances on property; (B) the release, emission, or discharge of Hazardous Substances into the environment; (C) the control of hazardous waste; or (D) the use, generation, transport, treatment, storage, disposal, removal, or recovery of Hazardous Substances, including building materials, all as may be from time to time amended or enacted or promulgated.

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(ii) “Hazardous Substance(s)” shall mean (A) any oil, flammable substances, explosives, radioactive materials, hazardous substances or wastes, toxic substances or wastes, pollutants, contaminants, or any related materials or substances identified in or regulated by any Environmental Law (including any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act (42 USC 9601 et seq.)); and (B) asbestos, polychlorinated biphenyls, urea formaldehyde, nuclear fuel or material, chemical waste, explosives, carcinogens, petroleum products and by-products (including any fraction thereof), and radon.

(b) To Seller's knowledge, Seller is now and has at all times been in full compliance with all Environmental Laws, and (i) Seller has no known liabilities (whether accrued, absolute, contingent, matured, not matured, or otherwise) under or by virtue of any Environmental Laws; (ii) to Seller's knowledge, neither Seller nor its directors, officers, employees, or agents have generated, treated, stored, transported, or arranged for the transportation of or disposal of any Hazardous Substances at any time that have been transported to or disposed of in any landfill or other facility where the transportation or disposal could create liability to Seller or Buyer or any unit of government or any third party.

(c) To Seller's knowledge (i) There are no known substances or conditions in or on the Real Property, or at any geologically or hydrogeologically adjoining property that may support a claim or cause of action against Seller or Buyer under any Environmental Laws; and (ii) there are not, and never have been, any known underground storage tanks located in or under the Real Property, except as otherwise disclosed to Buyer's professional environmental company.

(d) To Seller's knowledge, no activity has been undertaken on the Real Property while the Real Property was under the ownership of Seller or, to the Sellers’ knowledge, prior thereto, or at any geologically or hydrogeologically adjoining property that would cause or contribute to (i) the Real Property becoming a treatment, storage, or disposal facility within the meaning of any Environmental Laws; (ii) a release or threatened release of any Hazardous Substances; or (iii) the discharge of pollutants or effluents into any water source or system, any navigable waters, into the air, or the dredging or filling of any navigable waters, or where the action would require a permit under any Environmental Laws. To Seller's knowledge, Seller has obtained all permits required by all applicable Environmental Laws, and all of those permits are in full force and effect.

(e) Seller has disclosed and delivered to Buyer all environmental reports and investigations, including but not limited to, copies and results of any studies, analyses, tests, or monitoring that it has in its possession or that Seller has ever obtained or ordered with respect to the Real Property.

3.23 Full Disclosure. No representation or warranty of Seller made in this Agreement, nor any written statement or certificate furnished to the Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of material fact, or omits to state a material fact necessary to make the statement or facts contained herein or therein not misleading.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Michigan and has full power to carry on its business as now being conducted.

4.2 Authorization. Buyer has full power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by Buyer in connection with the consummation of the transactions contemplated hereby and to perform its obligations under it. This Agreement constitutes the valid and legally binding obligation of Buyer. Buyer has taken all necessary action to approve the execution, delivery and performance of this Agreement and all other agreements and documents related hereto.

4.3 Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the articles of incorporation, articles of organization, bylaws, or operating agreement of Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, or any other third party, in order to consummate the transactions contemplated by this Agreement.

4.4 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

4.5. Knowledge. Buyer has no knowledge of any material inaccuracy in any representation or breach of any warranty of Seller contained in this Agreement, or any failure by Seller to perform or observe in full, or to have performed or observed in full, any covenant, agreement or condition to be performed or observed by Seller under this Agreement.

ARTICLE VI

COVENANTS

5.1 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

5.2 Post-Closing Consents. Buyer and Seller will use their commercially reasonable efforts from and after the Closing Date to obtain any necessary third-party consents that have not been obtained by Seller prior to the Closing Date in those situations where the parties have agreed to proceed with closing without such consents.

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5.3 Proration and Transfer Taxes. Seller shall pay any and all transfer taxes and revenue stamps resulting from or relating to the sale of the Real Property. Seller shall pay all delinquent real property taxes, and installments of assessments which are due and payable against the Real Property as of the date of closing, but all taxes and installments of assessments first due and payable in the year of closing shall be prorated on a calendar year basis, without regard to the lien date. Seller shall be responsible for that portion of such taxes and installments of assessments from January 1 through, but not including, the date of closing. Buyer shall be responsible for that portion of such taxes and installments of assessments from the date of closing through the end of the year.

5.4 Closing Costs and Transfer Taxes. Buyer shall pay the following expenses incurred in connection with the transactions described herein: (a) one-half of all closing fees charged by the Title Company, (b) the fee for the recording of the covenant deed, (c) all premiums and charges for any endorsements to the Title Policy requested by Buyer, (d) the cost of the Survey obtained by Buyer (if any), and (d) Buyer’s legal fees and expenses. Seller shall pay the following expenses incurred in connection with the transactions described herein: (i) the costs of the Commitment and Title Policy, and the cost of removing all unpermitted exceptions from title, (ii) one-half of all closing fees charged by the Title Company, (iii) Seller’s legal fees and expenses, and (iv) all real property transfer taxes and documentary stamp taxes, and other such taxes and fees (including penalties and interest) incurred in connection with this Agreement. At Closing, Seller agrees to pay Buyer one-half of Buyer’s costs associated with the preparation of its Baseline Environmental Assessment prepared by Grand Environmental, not to exceed $6,000.

5.5 Public Announcements. Unless otherwise required by applicable law, neither Seller nor Buyer shall make announcements (whether public or private) prior to the Closing regarding this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer.

5.6 Employee Matters. Buyer may, but shall have no obligation to, offer employment to the Company’s employees, and the Company shall cooperate with and shall make available to Buyer, to the extent permitted by applicable law, all information and documents as may be necessary, to assist and coordinate the employment by the Buyer of any such employees. Effective as of the close of business on the Closing Date, the Company shall terminate the employment of all of the Company’s employees and the Company shall be responsible for, and Buyer shall not assume any responsibility for, severance, accrued leave, accrued vacation, retirement benefits, health benefits, and other employee benefits or liabilities attributable to the service of Seller’s employees prior to the Closing Date; provided, however, that Buyer may elect at the time of Closing to assume some or all of such obligations in exchange for an equivalent cash payment from the Seller or a reduction in the Purchase Price. Notwithstanding anything to the contrary in the foregoing, Buyer may modify, alter, or terminate the employment of, or any of the terms and conditions of employment of the Company’s employees who become employees of Buyer.

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5.7 Name Change. On the Closing Date, the Company shall file a Certificate of Amendment to its Articles of Incorporation with respect to the name “Greenleaf Growers” and, thereafter, will not use, operate under, or file with respect to any name that is the same as or similar to “Greenleaf Growers.”

5.8 Tax Clearance. Within 180 days after the Closing Date, the Company shall deliver to Buyer a tax clearance certificate from the State of Michigan’s Department of Treasury in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any taxes owed by the Company.

5.9 Business Operations. From the Effective Date through the Closing Date (or, if applicable, the termination of this Agreement), the Company shall: (a) conduct the Business in the ordinary course in a manner consistent with past practice; (b) maintain its properties and other assets in good working condition (normal wear and tear excepted); and (c) use its reasonable efforts to maintain the Business, including its employees, customers, assets and operations, as an ongoing concern in accordance with past practice.

5.10 EA Guaranty. Guarantor guarantees the performance of the Buyer under this Agreement.

5.11. Business Transition. The Company and Buyer agree to the Business Transition provisions set out in Schedule 5.11.

ARTICLE VI

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to close the transactions contemplated in this Agreement shall be conditioned and contingent upon resolution, or waiver by Buyer, of each of the following:

6.1 [Intentionally deleted.]

6.2 Real Property Due Diligence.

(a) Buyer's obligation to close is contingent upon Real Estate Owners ability to convey good and marketable title to the Real Property to Buyer by a Covenant Deed, subject only to the exceptions that are permitted by this Agreement. As evidence of Real Estate Owners’ title, Buyer shall, within fourteen (14) days of the Effective Date, order at Seller’s expense from First American Title Company (“Title Company”), a commitment (“Title Commitment”) to issue an owner’s title insurance policy insuring Buyer in the amount of that portion of the Purchase Price allocated to the Real Property, which shall be in a form approved by the American Land Title Association (“ALTA”) and acceptable to the Buyer.

If the Title Commitment or a survey obtained by Buyer shows that Real Estate Owners do not have fee simple title to the Real Property, or that the Real Property is subject to liens, easements, exceptions or restrictions which are not acceptable to Buyer (“title exceptions”), then Buyer may, at its sole option, elect to terminate this Agreement, and upon such election neither party shall have any further obligation, recourse, and/or claim to or against the other. Alternatively, Buyer may elect to accept title as disclosed and proceed to close as per the terms of this Agreement.

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The matters disclosed to Buyer in the title commitment, in any recorded document, in Buyer's survey or as would be disclosed by a reasonable survey, or observable on the Real Property, and not objected to by Buyer or accepted by Buyer herein shall be the “Permitted Exceptions”, provided, however, than Seller shall pay all financial liens, taxes and assessments affecting the Real Property at Closing, except as such are expressly assumed or prorated in this Agreement, and such shall not be included in the Permitted Exceptions. At Closing, Real Property Owners shall convey to Buyer by covenant deed title to the Real Property, subject only to the Permitted Exceptions.

(b) Buyer may, at its expense, prior to Closing obtain a survey (“Survey”) of the Real Property.

(c) Buyer and its agents, consultants, and designees (“Buyer’s Agents”) may from time to time inspect the Real Property and may enter the Real Property to perform any and all inspections Buyer desires, so long as in doing so, neither Buyer nor its agents unreasonably interfere with the use and enjoyment of the Real Property by Seller. Within five (5) days of the Effective Date, Seller shall provide to Buyer copies of the following documents to the extent that they are in Seller’s possession or control (collectively, “Seller’s Documents”): (i) all title policies and title abstracts for and surveys of the Real Property; (ii) all documents relating to environmental matters affecting the Real Property (including, without limitation, reports, studies, memoranda, correspondence, test results, maps and borings/well logs); (iii) any notices with respect to the Real Property received from a governmental agency; (iv) all leases, licenses, or occupancy agreements affecting the Real Property; (v) all maintenance and other contracts affecting the Real Property; and (vi) all plans, specifications, designs and drawings of or with respect to any buildings and improvements located on the Real Property.

(d) Without limiting the generality of the foregoing, Buyer and Buyer’s Agents shall have the right to conduct an environmental assessment of the Real Property in one or more phases, including the procurement and analysis of samples of soil, groundwater, indoor air, or any other environmental medium, and any building component or other material located at the Real Property. The cost of the environmental assessment shall be borne by Buyer. Seller shall provide access and information to, and otherwise cooperate with, Buyer and Buyer’s Agents in the environmental assessment. Buyer shall have the right to interview representatives of Seller who have or may have knowledge of conditions and events relevant to the operating history or environmental condition of the Real Property.

(e) The results of all Real Property due diligence shall be satisfactory to Buyer in its sole discretion.

6.3 Business Due Diligence. From the Effective Date through the Closing Date (the “Due Diligence Deadline”), Buyer shall have full access to the Seller’s facilities, records, key employees, customers, suppliers, and advisors for the purpose of conducting the Buyer’s due diligence with respect to all aspects of Seller, the Business, the Purchased Assets and the Assumed Liabilities, the results of which shall be satisfactory to Buyer in its sole discretion. Buyer may contact the Business employees, customers and suppliers only upon written notice and consent of the Company, and, if requested by the Company, with a Company representative present. Such due diligence will include, but not be limited to, a complete review of the financial, legal, tax, intellectual property, labor records, agreements, and any other information deemed relevant by Buyer.

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Company shall have delivered to Buyer a Tax Status Letter from the Michigan Department of Treasury (“Treasury”) and a letter from the Michigan Unemployment Insurance Agency (“UIA”) stating the current amount of unpaid taxes and/or fees owed to the Treasury and the UIA, respectively, by Company. In the event Company owes the Treasury or the UIA any unpaid taxes and/or fees, Buyer may deposit in escrow a portion of the Cash Payment equal to the amount of outstanding taxes as shown in the Tax Status Letter and the communications from the UIA (“Tax Escrow Amount”), to be held pursuant to a mutually acceptable escrow agreement (the “Escrow Agreement”).

6.4 Representations, Warranties, and Covenants of Seller. The representations and warranties of Seller contained in this Agreement and all related documents shall be true and correct on the date of this Agreement and at and as of the Closing Date. Seller shall have in all respects performed and complied with all covenants, agreements, and conditions that this Agreement and all related documents require to be performed or complied with before or at the Closing.

6.5 No Litigation. No proceeding or investigation shall have been instituted before or by any court or governmental body to restrain or prevent the carrying out of the transactions contemplated by this Agreement, or that might affect Buyer’s right to own, operate, and control the Purchased Assets or the Real Property after the Closing Date.

6.6 All Necessary Consents Obtained. Seller shall have obtained, in writing, all third-party consents and/or regulatory approvals necessary or desirable to consummate or to facilitate consummation of this Agreement and any related transactions. The third-party consents and/or regulatory approvals shall be delivered to Buyer before Closing and shall be reasonably acceptable to Buyer in form and substance.

6.7 Board Approval. Buyer shall have obtained approval of the Member of the Buyer, and of the Member’s Board of Directors if applicable, for the consummation of the transactions contemplated by this Agreement.

6.8 Residential Leases. Buyer and the current residents of such dwellings shall agree on the forms of the Parcel 43 Lease and the Parcel 26 Lease. Such forms shall be acceptable to Buyer in its sole discretion.

6.9 No Adverse Changes in Business; Business Operated in Ordinary Course. From and after the Effective Date and through and including the Closing Date, the Business shall have been operated in the ordinary course consistent with past practices, and there shall have been no material adverse change or development in the Business, its properties, results of operations, financial condition, assets, or volume of sales or service orders, and no fact or condition shall exist or be contemplated or threatened that will, or in Buyer’s reasonable judgment will be likely to, cause such a change or development.

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6.10 Real Property Documents. Buyer or the Title Company shall have received Affidavit(s) in the form prescribed by the Title Company for the removal of its standard printed exceptions and an ALTA owner’s title insurance policy which shall insure Buyer’s title as required herein.

ARTICLE VIA

CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller's obligation to close the transactions contemplated in this Agreement shall be conditioned and contingent upon resolution, or waiver by Seller, of each of the following:

6.1A Representations, Warranties, and Covenants of Buyer. The representations and warranties of Buyer contained in this Agreement and all related documents shall be true and correct on the date of this Agreement and at and as of the Closing Date. Buyer shall have in all respects performed and complied with all covenants, agreements, and conditions that this Agreement and all related documents require to be performed or complied with before or at the Closing.

6.2A No Litigation. No proceeding or investigation shall have been instituted before or by any court or governmental body to restrain or prevent the carrying out of the transactions contemplated by this Agreement, or that might affect Buyer’s right to own, operate, and control the Purchased Assets or the Real Property after the Closing Date.

ARTICLE VII

INDEMNIFICATION

7.1 Survival. All representations and warranties contained in this Agreement shall survive the Closing Date until the date that is 18 months after the Closing Date; provided, however, (i) representations or warranties which are the basis for claims asserted in writing under this Agreement prior to the expiration of such time period shall survive until final resolution of those claims; and (ii) the representations and warranties contained in Sections 3.1 (Organization of Seller), 3.2 (Authorization), 3.3 (Non-contravention), 3.4 (Tax Matters), 3.8 (Title to and Condition and Sufficiency of Purchased Assets and Real Property), 3.14 (No Undisclosed Liabilities), 3.21 (Real Property), and 3.22 (Environmental Matters), and any claim based upon fraud, intentional misrepresentation or willful misconduct, shall survive the Closing Date without limitation as to time.

7.2 Seller’s Indemnification of Buyer. Company and Real Estate Owners shall, jointly and severally, defend, indemnify, and hold harmless Buyer, Buyer’s members, managers, and officers (“Buyer Indemnitees”) from and against any and all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including actual attorneys’ fees and disbursements (“Losses”), and including any Losses that arise in the absence of a third-party claim, in connection with or resulting from:

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(a) Except for the Assumed Liabilities, all debts, liabilities, and obligations of Seller of any kind or character whatsoever to the extent existing or arising from facts and circumstances in existence at or before or after the Closing, including, without limiting the generality of the foregoing, debts, liabilities, and obligations of Seller arising from negligence, gross negligence, strict liability, tort, toxic tort, environmental liabilities, violations of law, default under any contract, or otherwise attributable to Seller or for which Seller shall be responsible, and whether any such debts, liabilities, and obligations are accrued, absolute, contingent, matured, not matured, known, unknown, or otherwise.

(b) Any inaccuracy in any representation or breach of any warranty of Seller contained in this Agreement (whether made at the date of this Agreement or the Closing Date).

(c) Any failure by Seller to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Seller under this Agreement or any other document signed by Seller at or as part of Closing.

7.3 Buyer’s Indemnification of Seller. Buyer shall defend, indemnify, and hold harmless Company, Real Estate Owners, and Owner from and against any and all Losses, and including any Losses that arise in the absence of a third-party claim, in connection with or resulting from:

(a) Any inaccuracy in any representation or any breach of any warranty of Buyer contained in this Agreement;

(b) Buyer’s failure to perform or observe in full, any covenant, agreement, or condition to be performed or observed by Buyer under this Agreement;

(c) The Assumed Liabilities; or

(d) All debts, liabilities, and obligations of Buyer of any kind or character whatsoever, including any claim, debts, liabilities or obligations relating to the conduct of the Business after the Closing, including, without limiting the generality of the foregoing, debts, liabilities, and obligations of Buyer arising from negligence, gross negligence, strict liability, tort, toxic tort, environmental liabilities, violations of law, default under any contract, or otherwise attributable to Buyer or for which Buyer shall be responsible, and whether any such debts, liabilities, and obligations are accrued, absolute, contingent, matured, not matured, known, unknown, or otherwise.

7.4 Right of Setoff. Upon written notice to Seller, Buyer shall have the option to set off the amount of any Losses incurred by Buyer for which Buyer is entitled to indemnification under this Article VII against payments to be made by Buyer under the Promissory Notes. In the event that Seller objects to the set off, Buyer shall deposit the required payments under the Promissory Notes in a mutually agreed escrow pending resolution of said claims. This right of setoff shall be the sole remedy of the Buyer for indemnification by Seller or breach by Seller of this Agreement, except for fraud or misrepresentation on the part of the Seller.

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ARTICLE VIII

MISCELLANEOUS

8.1 Expenses. Except as expressly set forth herein, each of the parties will bear all of its own legal, accounting, investment banking, and other expenses incurred in connection with this Agreement whether or not the transaction contemplated by this Agreement is consummated.

8.2 Termination. This Agreement may be terminated at any time by mutual agreement of the parties. Buyer may terminate this Agreement at any time on or before the Closing Date if any of the conditions precedent specified in Article VI above remain unsatisfied to Buyer’s reasonable satisfaction. Seller may terminate this Agreement at any time on or before the Closing Date if any of the conditions precedent specified in Article VIA above remain unsatisfied to Seller’s reasonable satisfaction, or if this transaction has not closed by the date set forth in Section 2.1.

8.3 [Intentionally Deleted.]

8.4 Governing Law; Jurisdiction; Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to conflicts-of-law principles that would require the application of any other law.

(b) Seller and Buyer irrevocably submit to the jurisdiction of the Circuit Court of Kent County, Michigan in any action arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action may be heard and determined in such state court. Seller and Buyer hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the fullest extent permitted by law, that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

8.5 Entire Agreement. This Agreement (including all Schedules, Exhibits, or other attachments hereto) constitutes the complete and exclusive statement of the terms of the agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, promises, and arrangements, oral or written, between the parties with respect to the subject matter hereof and thereof.

8.6 Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (a) hand delivered, (b) sent by certified or registered mail, return receipt requested and proper postage prepaid, (c) sent by a nationally recognized overnight courier service, or (d) sent by facsimile, in each case to the address or facsimile number and to the attention of the person (by name or title) set forth in the opening paragraph hereof (or to such other address and to the attention of such other person as a party may designate by written notice to the other parties. The date of giving of any such notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the date of receipt for certified or registered mail, (iii) the day after delivery to the overnight courier service if sent thereby, and (iv) the date of telephone facsimile transmission on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

8.7 Headings; Definitions. Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All references in this Agreement to “Article”, “Section” or “Paragraph” refer to the corresponding articles, sections or paragraphs of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof. All references in this Agreement to a “party” or “parties” refer to the parties signing this Agreement. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the person or persons may in the context require. The term “Person” as used in this Agreement means an individual, firm, corporation, partnership, limited partnership, limited liability company, limited liability partnership, association, estate, trust, pension or profit-sharing plan, or any other entity, including any governmental entity.

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8.8 Amendments. This Agreement may be amended or modified only by an instrument in writing signed by each of the parties.

8.9 Third Parties. Nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

8.10 Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

8.11 Severability. In the event that a court of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by law. To the extent permitted by applicable law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

8.12 Assignment. This Agreement shall be binding on the parties hereto and their successors and permitted assigns. This Agreement may not be assigned without the prior written consent of all other parties hereto; provided, however, that at or before Closing Buyer may assign any or all of its rights hereunder to any entity or entities that are owned by, that own, or that are under common ownership with, in whole or in part, Buyer, provided, however, that such assignment shall not relieve the Buyer or Guarantor from liability under this Agreement.

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8.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by fax or e-mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by fax or e-mail shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Asset Purchase Agreement with Real Property has been signed by or on behalf of each of the parties as of the Effective Date.

SELLER:
COMPANY:

GREENLEAF GROWERS, INC., a
Michigan corporation

/s/ Nicholas DeHaan
By: Nicholas DeHaan
Its: President

REAL ESTATE OWNERS:
NJD INVESTMENTS, LLC, a Michigan
limited liability company

/s/ Lori DeHaan
By: Lori DeHaan
Its: Manager

SOLERI, LLC, a Michigan limited liability company

/s/ Lori DeHaan
By: Lori DeHaan
Its: Manager

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OWNER:

/s/ Nicholas DeHaan
Nicholas DeHaan

BUYER:

2900 MADISON AVE HOLDINGS, LLC

/s/ James E. Kras
By: James Kras
Its: Manager

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